Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2009 SECOND QUARTER REPORT

Dear Stockholder:

During the second quarter of 2009, we witnessed a slowdown in the economic freefall.  While the most recent reports on housing prices and unemployment have not demonstrated significant improvement, the data has been better than anticipated and the levels seem to be potentially stabilizing.  There is not yet, however, any consensus on whether a recovery has begun.  Our challenges remain significant, as there is little doubt that this will be a lengthy recovery.

As we run our day-to-day operations, we remain steadfast in our focus on managing the balance sheet and our portfolio occupancy.  We are very pleased with our year-to-date accomplishments given the difficult environment for leasing and borrowing.

•                  Year-to-date, we have closed on 16 loan transactions totaling $172.7 million in refinancing, have another $501.8 million in loans in various stages of negotiation, and have another $121.0 million in the marketplace for quote.

•                  In the first half of 2009, we sold four assets representing 1.14 million square feet for $226.6 million, extinguishing $141.3 million in mortgage loans.

•                  In aggregate, when combined with the extinguished debt associated with the assets sold, we are addressing a total of $725 million of the $1.1 billion in debt maturing in 2009.

The anchor tenants within our diversified retail portfolio include value-oriented and discount retailers, national grocers and other tenants who provide basic household goods and services.  Since inception, our occupancy has averaged 94.7%.  The bankruptcies of Mervyn’s, Circuit City and Linens ‘n Things, which in total account for 3.3 million square feet or approximately 7% of our portfolio, have significantly impacted our occupancy.  As of June 30, 2009, our occupancy was 86%.

•                  We have successfully released 14% of the 3.3 million square feet of vacancies to strong national tenants including T J Maxx, Ross Dress for Less, Best Buy and Kohl’s, and have another 60% of this space in various stages of lease negotiation.

•                  As of June 30, 2009, we had executed 85 new leases for a total of 590,841 square feet and continue to see solid leasing activity subsequent to the quarter end.

At June 30, 2009, we had cash and cash equivalents of $115.9 million.  Utilizing the proceeds from assets sales, as well as retained capital from adjustments to our dividend policy and share repurchase program, we have been able to deleverage the balance sheet by approximately $212.6 million during the first half of the year and maintain a stable cash balance in excess of $100 million.  We anticipate that cash flow from operating activities will continue to provide adequate capital for all scheduled interest and monthly principal payments on debt obligations, recurring tenant improvements, and distribution payments in accordance with minimum REIT requirements.  We intend to continue using equity raised from anticipated asset sales, as well as our retained capital, to assist in our refinancing needs.

We are firmly committed to managing this company with both the preservation of stockholder capital and long-term growth as our goals.  We appreciate your support and investment in Inland Western.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.